AMENDMENT TO MASTER SERVICES AGREEMENT
                     --------------------------------------



     The parties hereto by this amendment (the "Amendment") dated as of November 16, 2001 wish to amend Schedule A of that certain Master Services Agreement by and between the parties hereto (the "Agreement") and dated as of April 14, 2000.


     WHEREAS, the parties hereto wish to amend the Agreement to provide for additional services in order to comply with recently promulgated rules by the SEC regarding after tax performance disclosure relating to certain mutual funds.


     NOW THEREFORE, for good and valuable consideration the parties agree as follows:


1. Section 1(c)(ii) of the Accounting Services Appendix to the Master Services Agreement shall be amended to include the following provision:

(H) provide standardized after tax returns, quarterly, in compliance with applicable SEC rules for Form N-1A, advertisements and other sales material as required from time to time.


2. The "Annual Fee" section of Schedule A of the Agreement shall be amended to include the following provision:

In addition, Manning & Napier Advisors, Inc. as compensation for providing the services in connection with Section 1(c)(ii) of the Accounting Services Appendix to the Master Services Agreement shall be entitled to receive an annual fee from Exeter Fund, Inc. equal to $800 per series. In connection with the immediately foregoing, Manning & Napier Advisors, Inc. shall also be entitled to receive from Exeter Fund, Inc. a one time setup cost fee of $1,000 per series.


3. All other provisions of the Agreement shall remain in full force and effect in their entirety.






           IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.


                              EXETER  FUND,  INC.


                              _________________________
                              President

                              MANNING  &  NAPIER  ADVISORS,  INC.


                              __________________________
                              Executive  Vice  President